Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF

SERIES B1 CONVERTIBLE PREFERRED STOCK

SERIES B2 CONVERTIBLE PREFERRED STOCK

SERIES B3 CONVERTIBLE PREFERRED STOCK

AND

SERIES B4 CONVERTIBLE PREFERRED STOCK

OF

IDERA PHARMACEUTICALS, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Idera Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was duly approved and adopted by the Board of Directors of the Corporation (the “Board of Directors”), which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Restated Certificate of Incorporation of the Corporation, as further amended to date (the “Certificate of Incorporation”), and the Amended and Restated Bylaws of the Corporation (the “Bylaws”), and in accordance with Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), there is hereby created, out of the 5,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of the Corporation remaining authorized, unissued and undesignated:

•	a series of the Preferred Stock consisting of 277,921 shares (the “Series B1 Preferred Stock”), which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation that are applicable to the Preferred Stock);

•	a series of the Preferred Stock consisting of 98,685 shares (the “Series B2 Preferred Stock”), which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation that are applicable to the Preferred Stock);

•

a series of the Preferred Stock consisting of 82,418 shares (the “Series B3 Preferred Stock”), which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation that are applicable to the Preferred Stock); and

•	a series of the Preferred Stock consisting of 82,418 shares (the “Series B4 Preferred Stock”), which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation that are applicable to the Preferred Stock).

SECTION 1     Designation of Amounts.

(a)     277,921 shares of Preferred Stock shall be, and hereby are, designated the “Series B1 Convertible Preferred Stock” (the “Series B1 Preferred Stock”), par value $0.01 per share.

(b)     98,685 shares of Preferred Stock shall be, and hereby are, designated the “Series B2 Convertible Preferred Stock” (the “Series B2 Preferred Stock”), par value $0.01 per share.

(c)     82,418 shares of Preferred Stock shall be, and hereby are, designated the “Series B3 Convertible Preferred Stock” (the “Series B3 Preferred Stock”), par value $0.01 per share.

(d)     82,418 shares of Preferred Stock shall be, and hereby are, designated the “Series B4 Convertible  Preferred Stock” (the “Series B4 Preferred Stock” and, together with the Series B1 Preferred Stock, Series B2 Preferred Stock and Series B3 Preferred Stock, the “Series B1/B2/B3/B4 Preferred Stock”), par value $0.01 per share.

(e)     Subject to the requirements of the DGCL, the Certificate of Incorporation and this Certificate of Designations, the number of shares of Preferred Stock that are designated as Series B1 Preferred Stock, Series B2 Preferred Stock, Series B3 Preferred Stock or Series B4 Preferred Stock may be increased or decreased by vote of the Board of Directors; provided, that no decrease shall reduce the number of shares of the applicable series to a number less than the number of such shares then outstanding. Any shares of Series B1/B2/B3/B4 Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall, automatically and without further action, be retired and canceled promptly after the acquisition thereof, and shall become authorized but unissued shares of Preferred Stock when the Corporation shall take such action as may be necessary to reduce the number of authorized shares of the Series B1 Preferred Stock, Series B2 Preferred Stock, Series B3 Preferred Stock or Series B4 Preferred Stock and may be reissued as part of a new series of any class or series of Preferred Stock in accordance with the Certificate of Incorporation and this Certificate of Designations.

SECTION 2     Certain Definitions.

Unless the context otherwise requires, the terms defined in this Section 2 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural).

“Affiliate” means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Attribution Parties” shall have the meaning set forth in Section 6(c).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(c).

“Board of Directors” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Bylaws” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Certificate of Incorporation” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation.

“Conversion Date” shall have the meaning set forth in Section 6(e).

“Conversion Notice” shall have the meaning set forth in Section 6(e).

“Conversion Price” shall mean: (a) in the case of Series B1 Preferred Stock, $1.52 (the “Series B1 Conversion Price”); (b) in the case of Series B2 Preferred Stock, $1.52 (the “Series B2 Conversion Price”); (c) in the case of Series B3 Preferred Stock, $1.82 (the “Series B3 Conversion Price”); and (d) in the case of Series B4 Preferred Stock, $1.82 (the “Series B4 Conversion Price”); in each case, subject to adjustment from time to time in accordance with Section 6(d).

“Corporation” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Deemed Liquidation” Each of the following events shall be considered a “Deemed Liquidation” unless the holders of at least a majority of the outstanding shares of Series B1/B2/B3/B4 Preferred Stock elect otherwise by written notice sent to the Corporation at least 30 days prior to the effective date of any such event:

(a)     a merger or consolidation in which:

(i) the Corporation is a constituent party, or

(ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)     the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

“DGCL” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Exchange Act” shall have the meaning set forth in Section 6(c).

“Fair Market Value” shall mean, with respect to any listed security, its Market Price, and with respect to any property or assets, other than cash or listed securities, the fair value thereof determined in good faith by the Board of Directors.

“Holder” means any holder of Series B1/B2/B3/B4 Preferred Stock, all of such holders being the “Holders.”

“Initial Issue Date” shall mean: (a) with respect to the Series B1 Preferred Stock, the date that shares of Series B1 Preferred Stock are first issued by the Corporation; (b) with respect to the Series B2 Preferred Stock, the date that shares of Series B2 Preferred Stock are first issued by the Corporation; (c) with respect to the Series B3 Preferred Stock, the date that shares of Series B3 Preferred Stock are first issued by the Corporation; and (d) with respect to the Series B4 Preferred Stock, the date that shares of Series B4 Preferred Stock are first issued by the Corporation.

“Junior Securities” shall have the meaning set forth in Section 8(a)(iii).

“Liquidation” shall have the meaning set forth in Section 5(a).

“Market Price” shall mean, as to any class of listed securities, the average of the closing prices of such security’s sales on all United States securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted by a Permitted Exchange, but not on the basis of “pink sheets, as of 4:00 P.M., New York time, on such day or any successor organization, in each such case averaged over a period of twenty-one (21) days consisting of the day (or if such day is not a trading day, the immediately preceding trading day) as of which “Market Price” is being determined and the twenty (20) consecutive trading days prior to such day.

“Parity Securities” shall have the meaning set forth in Section 8(a)(i).

“Participating Dividends” shall have the meaning set forth in Section 4.

“Permitted Exchange” means any of The New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market, The Nasdaq Capital Market (or any of their respective successors).

“person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Preferred Stock” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Preferred Stock Recapitalization Event” shall mean a Series B1 Recapitalization Event, Series B2 Recapitalization Event, Series B3 Recapitalization Event and/or Series B4 Recapitalization Event.

“Redemption Date” shall have the meaning set forth in Section 7(b).

“Redemption Notice” shall have the meaning set forth in Section 7(a).

“Redemption Price” shall have the meaning set forth in Section 7(a).

“Requisite Holders” shall mean the holders of at least a majority of the then outstanding shares of Series B1/B2/B3/B4 Preferred Stock.

“SEC” shall have the meaning set forth in Section 8(b).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” shall have the meaning set forth in Section 8(a)(i).

“Series B1 Preferred Stock” shall have the meaning set forth in Section 1(a).

“Series B1 Recapitalization Event” shall mean any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving a change in the capital structure of the Series B1 Preferred Stock.

“Series B1 Transition Date” shall mean the first date following the 2-year anniversary of the Initial Issue Date of the Series B1 Preferred Stock on which each of the Series B Conditions are true.

“Series B1 Conditions” shall mean: (a) the closing price of the Common Stock on any Permitted Exchange has been equal to or exceeded the price that is equal to three times (3x) the Series B1 Conversion Price for 180 calendar days; (b) the 50-day average trading volume of the Common Stock on the Permitted Exchange is greater than 500,000 shares (subject to adjustment for any stock dividend, stock split, stock combination or other similar transaction); and (c) the presentation by the Company at an appropriate medical conference of the “Overall Survival” data as defined in the ILLUMINATE-301 study protocol.

“Series B2 Conditions” shall mean: (a) the closing price of the Common Stock on any Permitted Exchange has been equal to or exceeded the price that is equal to three times (3x) the Series B2 Conversion Price for 180 calendar days; (b) the 50-day average trading volume of the Common Stock on the Permitted Exchange is greater than 500,000 shares (subject to adjustment for any stock dividend, stock split, stock combination or other similar transaction); and (c) the presentation by the Company at an appropriate medical conference of the “Overall Survival” data as defined in the ILLUMINATE-301 study protocol.

“Series B3 Conditions” shall mean: (a) the closing price of the Common Stock on any Permitted Exchange has been equal to or exceeded the price that is equal to three times (3x) the Series B3 Conversion Price for 180 calendar days; (b) the 50-day average trading volume of the Common Stock on the Permitted Exchange is greater than 500,000 shares (subject to adjustment for any stock dividend, stock split, stock combination or other similar transaction); and (c) the presentation by the Company at an appropriate medical conference of the “Overall Survival” data as defined in the ILLUMINATE-301 study protocol.

“Series B4 Conditions” shall mean: (a) the closing price of the Common Stock on any Permitted Exchange has been equal to or exceeded the price that is equal to three times (3x) the Series B4 Conversion Price for 180 calendar days; (b) the 50-day average trading volume of the Common Stock on the Permitted Exchange is greater than 500,000 shares (subject to adjustment for any stock dividend, stock split, stock combination or other similar transaction); and (c) the presentation by the Company at an appropriate medical conference of the “Overall Survival” data as defined in the ILLUMINATE-301 study protocol.

“Series B1/B2/B3/B4 Preferred Stock” shall have the meaning set forth in Section 1(c).

“Series B2 Preferred Stock” shall have the meaning set forth in Section 1(b).

“Series B2 Recapitalization Event” shall mean any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving a change in the capital structure of the Series B2 Preferred Stock.

“Series B2 Transition Date” shall mean the first date following the 2-year anniversary of the Initial Issue Date of the Series B2 Preferred Stock on which each of the Series B2 Conditions are true.

“Series B3 Preferred Stock” shall have the meaning set forth in Section 1(c).

“Series B3 Recapitalization Event” shall mean any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving a change in the capital structure of the Series B3 Preferred Stock.

“Series B3 Transition Date” shall mean the first date following the 2-year anniversary of the Initial Issue Date of the Series B3 Preferred Stock on which each of the Series B3 Conditions are true.

“Series B4 Preferred Stock” shall have the meaning set forth in Section 1(c).

“Series B4 Recapitalization Event” shall mean any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving a change in the capital structure of the Series B4 Preferred Stock.

“Series B4 Transition Date” shall mean the first date following the 2-year anniversary of the Initial Issue Date of the Series B4 Preferred Stock on which each of the Series B4 Conditions are true.

“Stated Value” shall mean (a) the per share stated value for a share of Series B1 Preferred Stock of $152.00, (b) the per share stated value for a share of Series B2 Preferred Stock of $152.00, (c) the per share stated value for a share of Series B3 Preferred Stock of $182.00, or (d) the per share stated value for a share of Series B4 Preferred Stock of $182.00.

“subsidiary” means, with respect to any person, (a) a company a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by a subsidiary of such person, or by such person and one or more subsidiaries of such person, (b) a partnership in which such person or a subsidiary of such person is, at the date of determination, a general partner of such partnership, or (c) any other person (other than a company) in which such person, a subsidiary of such person or such person and one or more subsidiaries of such person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest, (ii) the power to elect or direct the election of the directors or other governing body of such person, or (iii) the power to direct or cause the direction of the affairs or management of such person. For purposes of this definition, a person is deemed to own any capital stock or other ownership interest if such person has the right to acquire such capital stock or other ownership interest, whether through the exercise of any purchase option, conversion privilege or similar right.

“Subsidiary” shall mean a subsidiary of the Corporation.

SECTION 3     Voting Rights.

(a)     General. The Series B1/B2/B3/B4 Preferred Stock is non-voting stock. Except as otherwise provided by the DGCL, other applicable law or as provided in this Certificate of Designations, the holders of Series B1/B2/B3/B4 Preferred Stock shall not be entitled to vote (or render written consents) on any matter submitted for a vote of (or written consents in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation and the Bylaws) holders of Common Stock.

(b)     Protective Provisions. Until the earlier of (x) the date on which less than 25% of the shares of Series B1/B2/B3/B4 Preferred Stock are outstanding after the applicable Initial Issue Date of the Series B1/B2/B3/B4 Preferred Stock, (y) the Series B1 Transition Date, Series B2 Transition Date, Series B3 Transition Date, or the Series B4 Transition Date, as the case may be and (z) the effective date of a Deemed Liquidation, the Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the affirmative vote (or written consent as permitted by the DGCL, the Certificate of Incorporation and Bylaws) of the Requisite Holders, voting (or consenting) as a separate class:

(i)     amend, alter, modify or repeal (whether by merger, consolidation or otherwise) this Certificate of Designations, the Certificate of Incorporation or the Bylaws in any manner that adversely affects the rights, preferences, privileges or the restrictions provided for the benefit of, the Series B1/B2/B3/B4 Preferred Stock;

(ii)     authorize, create, designate, issue or sell any (A) class or series of capital stock (including shares of treasury stock) that would be classified as Senior Securities or Parity Securities or (B) rights, options, warrants or other securities (including debt securities) convertible into or exercisable or exchangeable for capital stock or any equity security or having any other equity feature, in each case, that would be classified as either Senior Securities or Parity Securities, except as pursuant to the conversion or exercise of securities issued and outstanding as of the Initial Issue Date of the Series B1 Preferred Stock or pursuant to any agreement in effect on or prior to the Initial Issue Date of the Series B1 Preferred Stock;

(iii)     purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend, or make any distribution on, any shares of capital stock of the Corporation, other than redemptions of or dividends or distributions on the Series B1/B2/B3/B4 Preferred Stock as expressly authorized herein; or

(iv)     enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of the Requisite Holders.

SECTION 4     Dividends.

If the Board of Directors shall declare a dividend or other distribution payable upon the then outstanding shares of Common Stock, whether in cash, in kind or in other securities or property, the holders of the outstanding shares of Series B1/B2/B3/B4 Preferred Stock shall be entitled to the amount of dividends as would be payable in respect of the number of shares of Common Stock into which the shares of Series B1/B2/B3/B4 Preferred Stock held by each holder thereof could be converted, without regard to any restrictions on conversion, in accordance with the provisions of Section 6 hereof, such number to be determined as of the record date for determination of holders of Common Stock entitled to receive such dividend or, if no such record date is established, as of the date of such dividend (“Participating Dividends”). Participating Dividends are payable at the same time as and when dividends on the Common Stock are paid to the holders of Common Stock.

SECTION 5     Liquidation Preference.

(a)     Liquidation Preference of Series B1/B2/B3/B4 Preferred Stock. Subject to Section 5(b) and Section 5(f) below, in the event of any liquidation, dissolution, or winding up of the Corporation whether voluntary or involuntary, or in the event of its insolvency (a “Liquidation”) or Deemed Liquidation, the holders of Series B1/B2/B3/B4 Preferred Stock shall be entitled to have set apart for them, or to be paid, out of the assets of the Corporation available for distribution to stockholders (whether such assets are capital, surplus or earnings) after provision for payment of all debts and liabilities of the Corporation in accordance with the DGCL, before any distribution or payment is made with respect to any shares of Junior Securities and subject to the liquidation rights and preferences of any class or series of Senior Securities and Parity Securities, an amount equal to the applicable Stated Value per share of Series B1/B2/B3/B4 Preferred Stock (which amount shall be subject to an equitable adjustment in the event of any Preferred Stock Recapitalization Event).

(b)     Insufficient Assets. If, upon any Liquidation or Deemed Liquidation, the assets legally available for distribution among the holders of the Series B1/B2/B3/B4 Preferred Stock and any Parity Securities of the Corporation shall be insufficient to permit payment to such holders of the full preferential amounts as provided for in Section 5(a) above, then such holders shall share ratably in any distribution of available assets according to the respective amounts which would otherwise be payable with respect to the securities held by them upon such liquidating distribution if all amounts payable on or with respect to such securities were paid in full, based upon the aggregate liquidation value payable upon all shares of Series B1/B2/B3/B4 Preferred Stock and any Parity Securities then outstanding.

(c)     Distribution to Junior Securities. After such payment shall have been made in full to the holders of the Series B1/B2/B3/B4 Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series B1/B2/B3/B4 Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Junior Securities in accordance with the terms of such securities.

(d)     Distributions Other than Cash. Whenever the distribution provided for in this Section 5 shall be payable in property other than cash, the value of such distribution shall be the Fair Market Value thereof. All distributions (including distributions other than cash) made hereunder shall be made pro rata to the holders of Series B1/B2/B3/B4 Preferred Stock.

(e)     Equitable Adjustments. The amounts to be paid or set aside for payment as provided above in this Section 5 shall be proportionately increased or decreased in inverse relation to the change in the number of outstanding shares resulting from any Preferred Stock Recapitalization Event.

(f)      Loss of Liquidation Preferences. Notwithstanding anything to the contrary in this Section 5: (i) from and after the Series B1 Transition Date, the holders of Series B1 Preferred Stock shall not be entitled to any preferential payment pursuant to this Section 5 in connection with a Liquidation or Deemed Liquidation; (ii) from and after the Series B2 Transition Date, the holders of Series B2 Preferred Stock shall not be entitled to any preferential payment pursuant to this Section 5 in connection with a Liquidation or Deemed Liquidation; (iii) from and after the Series B3 Transition Date, the holders of Series B3 Preferred Stock shall not be entitled to any preferential payment pursuant to this Section 5 in connection with a Liquidation or Deemed Liquidation; and (iv) from and after the Series B4 Transition Date, the holders of Series B4 Preferred Stock shall not be entitled to any preferential payment pursuant to this Section 5 in connection with a Liquidation or Deemed Liquidation.

SECTION 6     Conversion Rights.

(a)     General. Subject to and upon compliance with the provisions of this Section 6, each Holder shall be entitled, at its option, at any time and from time to time, to convert all or any such shares of Series B1/B2/B3/B4 Preferred Stock into the number of fully paid and nonassessable shares of Common Stock equal to the number obtained by dividing (i) the Stated Value of such Series B1/B2/B3/B4 Preferred Stock (which amount shall be subject to an equitable adjustments in the event of any Preferred Stock Recapitalization Event) by (ii) the Conversion Price in effect on the Conversion Date (determined as provided in this Section 6).

(b)    Fractions of Shares. Fractional shares of Common Stock may not be issued in connection with any conversion. If any fractional interest in a share would be deliverable upon conversion, such fractional share shall be rounded down to the next whole number.

(c)     Conversion Limitations. The Corporation shall not effect any conversion of the Series B1/B2/B3/B4 Preferred Stock, and the Holder shall not have the right to convert any portion of the Series B1/B2/B3/B4 Preferred Stock, pursuant to this Section 6 or otherwise, to the extent that after giving effect to such issuance after conversion, the Holder (together with the Holder’s Affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series B1/B2/B3/B4 Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised shares of Series B1/B2/B3/B4 Preferred Stock beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Corporation is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 6 applies, the determination of whether the Series B1/B2/B3/B4 Preferred Stock is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of the Series B1/B2/B3/B4 Preferred Stock is convertible shall be in the sole discretion of the Holder, and the submission of a Conversion Notice shall be deemed to be the Holder’s determination of whether the Series B1/B2/B3/B4 Preferred Stock is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of the Series B1/B2/B3/B4 Preferred Stock is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series B1/B2/B3/B4 Preferred Stock, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99%; provided that, by written notice to the Company, the Holder may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 19.99% specified in such notice; provided that (i) any increase from a limit set pursuant to this sentence or pursuant to a previous notice will not be effective until the sixty-first (61st) day after such notice (or subsequent notice) is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other Holder of Series B1/B2/B3/B4 Preferred Stock. In accordance with the applicable listing standards, the restrictions set forth in this Section 6(c) will apply at any time when the Series B1/B2/B3/B4 Preferred Stock is outstanding, regardless of whether the Corporation then has a class of securities listed on a Permitted Exchange. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(d)     Adjustments to Conversion Price.

(i)     Upon Stock Dividends, Subdivisions or Splits. If, at any time after the date hereof, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of Series B1/B2/B3/B4 Preferred Stock shall be increased in proportion to such increase in outstanding shares.

(ii)     Upon Combinations. If, at any time after the date hereof, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B1/B2/B3/B4 Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(iii)     Capital Reorganization, Reclassification, Merger or Sale of Assets. If at any time or from time to time there shall be (A) a capital reorganization of the Common Stock, (B) a reclassification of the Common Stock (other than a subdivision, combination, or exchange of shares provided for elsewhere in this Section 6) or (C) a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such reorganization, reclassification, merger, or consolidation or sale, provision shall be made so that holders of Series B1/B2/B3/B4 Preferred Stock, as the case may be, shall thereafter be entitled to receive upon conversion of the Series B1/B2/B3/B4 Preferred Stock, the kind and amount of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Series B1/B2/B3/B4 Preferred Stock immediately prior to such capital reorganization, reclassification, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6(d) with respect to the rights of the holders of the Series B1/B2/B3/B4 Preferred Stock after the reorganization, reclassification, merger, consolidation or sale to the end that the provisions of this Section 6(d), including adjustment of the Conversion Price then in effect for the Series B1/B2/B3/B4 Preferred Stock and the number of shares issuable upon conversion of the Series B1/B2/B3/B4 Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(e)     Exercise of Conversion Privilege. In order to exercise the conversion privilege, the holder of any share of Series B1/B2/B3/B4 Preferred Stock shall, if such Holder’s shares are certificated, surrender the certificate evidencing such share of Series B1/B2/B3/B4 Preferred Stock, duly endorsed or assigned to the Corporation in blank, at any office or agency of the Corporation maintained for such purpose, accompanied by written notice (a “Conversion Notice”) to the Corporation at such office or agency that the holder elects to convert such Series B1/B2/B3/B4 Preferred Stock or, if less than the entire amount thereof is to be converted, the portion thereof to be converted. Series B1/B2/B3/B4 Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) of surrender of such shares of Series B1/B2/B3/B4 Preferred Stock for conversion in accordance with the foregoing provisions, and at such time the rights of the Holder as a Holder shall cease, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time. As promptly as practicable on or after the Conversion Date, the Corporation shall issue and shall deliver at any office or agency of the Corporation maintained for the surrender of Series B1/B2/B3/B4 Preferred Stock a certificate or certificates for the number of full shares of Common Stock issuable upon conversion (or a notice of such issuance if uncertificated shares are issued). In the case of any certificate evidencing shares of Series B1/B2/B3/B4 Preferred Stock that is converted in part only, upon such conversion the Corporation shall also execute and deliver a new certificate evidencing the number of shares of Series B1/B2/B3/B4 Preferred Stock that are not converted (or a notice of such issuance if uncertificated shares are issued).

(f)     Notice of Adjustment of Conversion Price. Whenever the provisions of Section 6(d) require that the Conversion Price be adjusted as herein provided, the Corporation shall compute the adjusted Conversion Price in accordance with Section 6(d) and shall prepare a certificate signed by the Corporation’s chief executive officer or chief financial officer setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for such purpose for conversion of shares of Series B1/B2/B3/B4 Preferred Stock and mailed by the Corporation at its expense to all holders of Series B1/B2/B3/B4 Preferred Stock at their last addresses as they shall appear in the stock register.

(g)     Corporation to Reserve Common Stock. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued Common Stock or out of the Common Stock held in treasury, for the purpose of effecting the conversion of Series B1/B2/B3/B4 Preferred Stock, the full number of shares of Common Stock issuable upon the conversion of all outstanding shares of Series B1/B2/B3/B4 Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series B1/B2/B3/B4 Preferred Stock, the Corporation will take any corporate action that, in the opinion of its counsel, is necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

(h)     Taxes on Conversions. The Corporation will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series B1/B2/B3/B4 Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of Series B1/B2/B3/B4 Preferred Stock to be converted (nor shall the Corporation be responsible for any other taxes payable by the holders of the Series B1/B2/B3/B4 Preferred Stock), and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

SECTION 7     Redemption of Series B1/B2/B3/B4 Preferred Stock.

(a)     Redemption at the Election of Holders of Series B1/B2/B3/B4 Preferred Stock. Subject to Section 7(c) and Section 7(f) below, at any time on or after the fifth (5th) anniversary of the Initial Issue Date of the applicable series of Series B1/B2/B3/B4 Preferred Stock, each Holder may elect, by delivering an irrevocable written notice (each a “Redemption Notice”) to the Corporation, to have the Corporation redeem all or any portion of the Series B1/B2/B3/B4 Preferred Stock held by such Holder, as applicable, at a price per share (the “Redemption Price”) equal to the Stated Value per share. The Corporation shall, unless otherwise prevented by law, redeem from such Holder, on the Redemption Date, the number of shares of Series B1/B2/B3/B4 Preferred Stock identified in such notice of election.

(b)     Redemption Closing. The closing of the Corporation’s redemption of the Series B1/B2/B3/B4 Preferred Stock pursuant to this Section 7 shall take place at 11:00 a.m. Eastern Time on the date set forth in the applicable Redemption Notice, provided that such date shall not be earlier than the fourteenth (14th) calendar day following the date of such Redemption Notice (the “Redemption Date”), at the Corporation’s principal executive office or other mutually agreed upon location where the closing will occur. At the closing, the Corporation shall pay to each holder of Series B1/B2/B3/B4 Preferred Stock from whom shares of Series B1/B2/B3/B4 Preferred Stock are being redeemed an amount equal to the aggregate applicable Redemption Price for all such shares against receipt from such holder of the certificate or certificates, if any, duly endorsed or assigned to the Corporation in blank, representing the shares of Series B1/B2/B3/B4 Preferred Stock being redeemed. All such payments shall be made by wire transfer of immediately available funds or, if any such holder shall not have specified wire transfer instructions to the Corporation prior to the closing, by certified or official bank check payable to the order of the Holder. In the case of any certificate evidencing shares of Series B1/B2/B3/B4 Preferred Stock that is redeemed in part only, upon such redemption the Corporation shall also execute and deliver a new certificate (or a notice of such issuance if uncertificated shares are issued) evidencing the number of shares of Series B1/B2/B3/B4 Preferred Stock that are not redeemed.

(c)     Insufficient Funds. If the Corporation shall not be permitted, or shall not have funds legally available in the amount necessary, to redeem all shares of Series B1/B2/B3/B4 Preferred Stock to be redeemed on the applicable Redemption Date, then the Series B1/B2/B3/B4 Preferred Stock shall be redeemed by the Corporation on such Redemption Date to the maximum extent the Corporation is permitted and has funds legally available on a pro rata basis, in accordance with the number of shares to be redeemed from each such Holder of Series B1/B2/B3/B4 Preferred Stock. The Corporation shall immediately redeem such shares of Series B1/B2/B3/B4 Preferred Stock upon the termination of such legal prohibition and at any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series B1/B2/B3/B4 Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above. In the event that the Corporation has received multiple Redemption Notices with multiple Redemption Dates, the shares subject to redemption on the earliest Redemption Date shall be redeemed in priority to shares to be redeemed on later Redemption Date(s).

(d)     Effect of Redemption. From and after the close of business on the applicable Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights (except the right to receive the Redemption Price) of the Holders of Series B1/B2/B3/B4 Preferred Stock with respect to the shares of Series B1/B2/B3/B4 Preferred Stock to be redeemed on such date shall cease and terminate, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, notwithstanding anything contained herein to the contrary, (i) if the Corporation defaults in the payment of the Redemption Price, the rights of such holders with respect to such shares of Series B1/B2/B3/B4 Preferred Stock shall continue until the Corporation cures such default, and (ii) without limiting any other rights of such holders, upon the occurrence of a subsequent Liquidation or Deemed Liquidation, with respect to the shares of Series B1/B2/B3/B4 Preferred Stock in respect of which the payment of the Redemption Price has not occurred, such holders shall be accorded the rights to liquidation preference payments as set forth in Section 5 hereof in respect of such remaining shares, as if no prior redemption request had been made. The shares of Series B1/B2/B3/B4 Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein.

(e)     Miscellaneous. Neither the Corporation nor any Subsidiary shall offer to purchase, redeem or acquire any shares of Series B1/B2/B3/B4 Preferred Stock other than pursuant to the terms of this Certificate of Designations or pursuant to a purchase offer made to all holders of Series B1/B2/B3/B4 Preferred Stock pro rata based upon the number of such shares owned by each such holder.

(f)    Loss of Redemption Rights. Notwithstanding anything to the contrary in this Section 7: (i) from and after the Series B1 Transition Date, the Holders of Series B1 Preferred Stock shall not be entitled to redemption of their shares of Series B1 Preferred Stock pursuant to this Section 7; (ii) from and after the Series B2 Transition Date, the Holders of Series B2 Preferred Stock shall not be entitled to redemption of their shares of Series B2 Preferred Stock pursuant to this Section 7; (iii) from and after the Series B3 Transition Date, the Holders of Series B3 Preferred Stock shall not be entitled to redemption of their shares of Series B3 Preferred Stock pursuant to this Section 7; and (iv) from and after the Series B4 Transition Date, the Holders of Series B4 Preferred Stock shall not be entitled to redemption of their shares of Series B4 Preferred Stock pursuant to this Section 7. For the avoidance of doubt, any shares of Series B1/B2/B3/B4 Preferred Stock for which rights of redemption have been lost pursuant to this Section 7(f) and that were the subject of a Redemption Notice provided prior to the applicable Transition Date, shall no longer be subject to redemption and the Corporation shall be relieved of any obligation to redeem such shares in accordance with this Section 7.

SECTION 8     Ranking; Notification of Lost Rights; Legends.

(a)    Ranking. For purposes of this Certificate of Designation, any stock of any class or classes of the Corporation shall be deemed to rank:

(i)     prior to the shares of this Series B1/B2/B3/B4 Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of this Series B1/B2/B3/B4 Preferred Stock (any such securities, “Senior Securities”);

(ii)    pari passu to the shares of this Series B1/B2/B3/B4 Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, pari passu with the holders of shares of this Series B1/B2/B3/B4 Preferred Stock (any such securities, “Parity Securities”);

(iii)   junior to shares of this Series B1/B2/B3/B4 Preferred Stock, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of shares of the Series B1/B2/B3/B4 Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes (any such securities, “Junior Securities”).

(b)    Notification of Lost Rights. The Corporation shall provide notice to the Holders of the applicable series of Series B1/B2/B3/B4 Preferred Stock of the Series B1 Transition Date, Series B2 Transition Date, Series B3 Transition Date or Series B4 Transition Date, as the case may be, within the thirty (30) days following the applicable Transition Date, which notice will be deemed provided if delivered to such Holders in writing or via email, or if disclosed by the Company pursuant to a press release linked on the Company’s website, in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”), in a Quarterly Report on Form 10-Q filed with the SEC, or in an Annual Report on Form 10-K filed with the SEC.

(c)    Legends. In the event the Board of Directors determines that the shares of Series B1/B2/B3/B4 Preferred Stock shall be certificated, the Corporation shall include on such certificates any legends that the Board determines to be necessary or appropriate.

SECTION 9     Amendment and Waiver. Notwithstanding anything to the contrary herein, the amendment or waiver of any provisions of this Certificate of Designation can be approved by the Requisite Holders.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be duly executed by its Senior V.P., General Counsel this 23rd day of December 2019.

IDERA PHARMACEUTICALS, INC.

By:	/s/ Bryant D. Lim
Name: Bryant D. Lim
Title: Senior V.P., General Counsel